Karat Packaging Reports 2023 Second Quarter Financial Results

-- Sustained Strong Margin Expansion --

CHINO, Calif, August 9, 2023 – Karat Packaging Inc. (Nasdaq: KRT) (“Karat” or the “Company”), a specialty distributor and manufacturer of environmentally friendly, disposable foodservice products and related items, today announced financial results for its quarter ended June 30, 2023.

Second Quarter 2023 Highlights

•Quarterly net sales of $108.7 million, down 5.3 percent from the prior-year quarter.
•Gross profit of $41.9 million, up 23.3 percent from the prior-year quarter.
•Gross margin of 38.5 percent versus 29.6 percent in the prior-year quarter.
•Net income of $10.7 million, up 48.3 percent from the prior-year quarter.
•Net income margin of 9.8 percent versus 6.3 percent in the prior-year quarter.
•Adjusted EBITDA of $21.1 million, up $9.3 million, or 78.6 percent from the prior-year quarter.
•Adjusted EBITDA margin of 19.4 percent versus 10.3 percent in the prior-year quarter.

2023 Guidance

•Net sales for the 2023 third quarter expected to decrease 3 to 4 percentage, compared with prior-year period, primarily due to implementation delays by new chain accounts and in opening new warehouses, and lower revenue from logistics services and shipping fees.
•Net sales for the 2023 fourth quarter expected to increase 10 to 15 percent over the prior year period.
•Net sales for the 2023 full year expected to decrease by low single digits.
•Gross margin goal for the 2023 full year: 36 to 37 percent versus 31.2 percent for 2022.
•Eco-friendly product sales objective for the 2023 full year: 35 percent of total sales, compared with 27 in 2022.

“Karat achieved excellent second quarter results, despite net sales being impacted by price reductions and lower revenue from logistics services and shipping charges, as we had anticipated,” said Alan Yu, Chief Executive Officer. “Sales of our core products grew during the quarter, with volume increasing five percent over the prior year period, and we again experienced solid demand for our eco-friendly products.

“Gross margin remained at record level, as we continued to implement our strategic initiatives, which include reducing our manufacturing footprint in certain locations, increasing import items and improving inventory management and fill-rates.

“We continued to generate strong operating cash flow, and as announced earlier today, our Board of Directors declared a special cash dividend of $0.40 per share, along with approving a quarterly cash dividend policy and declaring a quarterly cash dividend of $0.10 per share. These distributions demonstrate the board’s confidence in Karat’s future and commitment to returning value to our shareholders,” Mr. Yu added.

Second Quarter 2023 Financial Results

Net sales for the 2023 second quarter decreased 5.3 percent to $108.7 million, from $114.9 million in the prior-year quarter, primarily due to price reductions, as the Company proactively passed on savings from ocean freight and raw material costs to customers, as well as lower logistics services and shipping revenue, partially offset by an increase in volume and change in product mix.

Gross profit for the 2023 second quarter increased 23.3 percent from $34.0 million in the prior-year quarter to $41.9 million, which included a $1.7 million write-off of raw materials associated with our disposal of certain machinery and equipment in executing the plan to scale back production in certain locations.

Gross margin increased to 38.5 percent in the 2023 second quarter, including a 160-basis-point impact from the write-off of raw materials associated with the disposal of certain machinery as discussed above, from 29.6 percent for the same quarter last year. The margin expansion primarily reflected a significant decrease in ocean freight costs. Ocean freight cost as a percentage of net sales was 6.2 percent during the 2023 second quarter, down from 18.0 percent for the same quarter last year. Despite the unfavorable impact from the inventory write-offs, along with price reductions, gross margin benefited from initiatives to increase imported products; scale back manufacturing in high-cost states such as California; shift toward high-margin eco-friendly products, and enhance operating efficiencies.

Operating expenses in the 2023 second quarter were $28.5 million, or 26.2 percent of net sales, compared with $26.2 million, or 22.8 percent of net sales, in the prior-year quarter. The increase was primarily due to an impairment expense and loss on disposal of machinery of $2.5 million, as well as workforce expansion, higher marketing expense to support online sales growth, and higher rental expense from the additional leased warehouses. The increase in operating expenses was partially offset by a decrease in shipping and transportation costs and bad debt expense.

Operating income in the 2023 second quarter increased 71 percent to $13.3 million, or 12.3 percent of net sales, compared with $7.8 million, or 6.8 percent of net sales, in the prior-year quarter.

Other income totaled $0.7 million in the 2023 second quarter, compared with $1.1 million in the prior-year quarter, which primarily included a gain on foreign currency transactions of $0.9 million.

The effective tax rate for the 2023 second quarter was 23.7 percent, compared with 19.5 percent for the prior-year quarter, with the increase primarily due to the change in the non-taxable non-controlling interest income.

Net income for the 2023 second quarter increased 48.3 percent to $10.7 million, from $7.2 million for the same quarter last year. Net income margin rose to 9.8 percent in the 2023 second quarter, from 6.3 percent a year ago.

Net income attributable to Karat in the 2023 second quarter advanced to $10.5 million, or $0.53 per diluted share, from $6.3 million, or $0.32 per diluted share, in the prior-year quarter.

Adjusted EBITDA, a non-GAAP measure defined below, increased to $21.1 million in the 2023 second quarter, compared with $11.8 million in the prior-year quarter. Adjusted EBITDA margin, a non-GAAP measure defined below, rose to 19.4 percent of net sales, compared with 10.3 percent in the prior-year quarter.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, rose to $0.69 per share, from $0.34 per share in the prior-year quarter.

Six-Month 2023 Financial Results

Net sales for the first six months of 2023 decreased 7.2 percent to $204.5 million, from $220.3 million in the same period last year.

Gross profit for the first six months of 2023 increased 17.2 percent to $80.0 million, from $68.3 million in the same period last year. Gross margin for the first six months of 2023 increased to 39.1 percent, including a 80-basis-point impact from the write-off of raw materials associated with the disposal of certain machinery as discussed above, from 31.0 percent in the same period last year. The margin expansion was primarily due to a significant decrease in ocean freight costs. Ocean freight cost as a percentage of net sales was 6.1 percent during the first six months of 2023, down from 16.3 percent for the same period in 2022.

Operating expenses were $53.9 million for the first half of 2023, compared with $51.0 million in the same period last year.

Operating income increased 50.8 percent to $26.1 million for the first half of 2023, or 12.7 percent of net sales, compared with $17.3 million, or 7.8 percent of net sales, in the same period last year.

Total other expense, net was $0.1 million in the first half of 2023, compared with total other income, net of $2.3 million in the same period last year, which consisted primarily of gains associated with interest rate swap and foreign currency transactions.

Net income increased 31.2 percent to $19.9 million for the first half of 2023, from $15.1 million in the same period last year. Net income margin increased to 9.7 percent in the first half of 2023, compared with 6.9 percent in the same period last year. Net income attributable to Karat was $19.5 million, or $0.98 per diluted share, for the first half of 2023, compared with $13.0 million, or $0.65 per diluted share, in the same period last year.

Adjusted EBITDA, a non-GAAP measure defined below, increased to $36.4 million in the first six months of 2023, compared with $24.8 million in the same period last year. Adjusted EBITDA margin, a non-GAAP measure defined below, increased to 17.8 percent in the 2023 year-to-date period, compared with 11.3 percent in the same period last year.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, rose to $1.15 per share, from $0.70 per share in the prior year-to-date period.

Investor Conference Call

The Company will host an investor conference call today, August 9, 2023, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its 2023 second quarter results.

Phone: 877-418-4045 (domestic); 412-317-6745 (international)

Conference ID: Karat Packaging Inc.
Webcast: Accessible at http://irkarat.com/; archive available for approximately one year
About Karat Packaging Inc.
Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the company’s website at www.karatpackaging.com.

Caution Concerning Forward-Looking Statements
Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements, including, but not limited to, achieving our financial guidance, are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Investor Relations and Media Contacts:

PondelWilkinson Inc.
Judy Lin/Roger Pondel
310-279-5980
ir@karatpackaging.com

KARAT PACKAGING INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales	$108,740	$114,881	$204,541	$220,294
Cost of goods sold	66,879	80,917	124,536	152,041
Gross profit	41,861	33,964	80,005	68,253
Operating expenses
Selling expense	8,871	9,468	17,572	18,805
General and administrative expense (including $647 and $671 associated with variable interest entity for the three months ended June 30, 2023 and 2022, respectively; $1,318 and $1,234 associated with variable interest entity for the six months ended June 30, 2023 and 2022, respectively)	17,192	16,715	33,821	32,172
Impairment expense and loss (gain) on disposal of machinery	2,459	(21)	2,541	(17)
Total operating expenses	28,522	26,162	53,934	50,960
Operating income	13,339	7,802	26,071	17,293
Other income (expense)
Rental income (including $239 and $238 associated with variable interest entity for the three months ended June 30, 2023 and 2022, respectively; and $486 and $476 associated with variable interest entity for the six months ended June 30, 2023 and 2022, respectively)	275	238	522	476
Other income (expense), net	118	(181)	(90)	(263)
Gain (loss) on foreign currency transactions	322	850	(105)	983
Interest income (including $182 and $847 interest income associated with variable interest entity for the three months ended June 30, 2023 and 2022, respectively; and $198 and $2,187 interest expense associated with variable interest entity for the six months ended June 30, 2023 and 2022, respectively)	519	847	586	2,160
Interest expense (including $565 and $488 interest expense associated with variable interest entity for the three months ended June 30, 2023 and 2022, respectively; and $971 and $936 interest expense associated with variable interest entity for the six months ended June 30, 2023 and 2022, respectively)	(573)	(610)	(980)	(1,083)
Total other income (expense), net	661	1,144	(67)	2,273
Income before provision for income taxes	14,000	8,946	26,004	19,566
Provision for income taxes	3,323	1,746	6,141	4,423
Net income	10,677	7,200	19,863	15,143
Net income attributable to noncontrolling interest	175	856	356	2,132
Net income attributable to Karat Packaging Inc.	$10,502	$6,344	$19,507	$13,011
Basic and diluted earnings per share:
Basic	$0.53	$0.32	$0.98	$0.66
Diluted	$0.53	$0.32	$0.98	$0.65
Weighted average common shares outstanding, basic	19,886,585	19,809,417	19,887,023	19,808,505
Weighted average common shares outstanding, diluted	19,953,510	19,926,956	19,947,155	19,914,044

KARAT PACKAGING INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)

	June 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents (including $7,256 and $2,022 associated with variable interest entity at June 30, 2023 and December 31, 2022, respectively)	$18,257	$16,041
Short-term investments (including $8,000 and $0 associated with variable interest entity at June 30, 2023, and December 31, 2022, respectively)	28,000	—
Accounts receivable, net of allowance for doubtful accounts of $260 and $1,260 at June 30, 2023 and December 31, 2022, respectively (including $3 and $6 associated with variable interest entity at June 30, 2023 and December 31, 2022, respectively)	32,816	29,912
Inventories	76,295	71,206
Prepaid expenses and other current assets (including $178 and $191 associated with variable interest entity at June 30, 2023 and December 31, 2022, respectively)	5,631	6,641
Total current assets	160,999	123,800
Property and equipment, net (including $44,792 and $45,399 associated with variable interest entity at June 30, 2023 and December 31, 2022, respectively)	95,705	95,568
Deposits	5,997	12,413
Goodwill	3,510	3,510
Intangible assets, net	340	353
Operating right-of-use assets	18,404	15,713
Other assets (including $15 and $38 associated with variable interest entity at June 30, 2023 and December 31, 2022, respectively)	1,970	818
Total assets	$286,925	$252,175
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable (including $2 associated with variable interest entity at both June 30, 2023 and December 31, 2022)	$23,384	$18,559
Accrued expenses (including $289 and $625 associated with variable interest entity at June 30, 2023 and December 31, 2022, respectively)	7,946	9,005
Related party payable	7,127	4,940
Income taxes payable	5,105	—
Customer deposits (including $116 and $165 associated with variable interest entity at June 30, 2023 and December 31, 2022, respectively)	979	1,281
Long-term debt, current portion (including $971 and $957 associated with variable interest entity at June 30, 2023 and December 31, 2022, respectively)	971	957
Operating lease liabilities, current portion	5,078	4,511
Other payables	132	—
Total current liabilities	50,722	39,253

	June 30, 2023	December 31, 2022
Deferred tax liability	5,156	5,156
Long-term debt, net of current portion and debt discount of $190 and $216 at June 30, 2023 and December 31, 2022, respectively (including $49,094 and $41,558 associated with variable interest entity at June 30, 2023 and December 31, 2022, respectively, and debt discount of $190 and $216 associated with variable interest entity at June 30, 2023 and December 31, 2022, respectively)	49,094	41,558
Operating lease liabilities, net of current portion	13,823	11,623
Other liabilities (including $1,302 associated with variable interest entity at both June 30, 2023 and December 31, 2022)	2,824	2,652
Total liabilities	121,619	100,242

Karat Packaging Inc. stockholders’ equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding, at both June 30, 2023 and December 31, 2022	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 19,911,039 and 19,888,039 shares issued and outstanding, respectively, as of June 30, 2023 and 19,908,005 and 19,885,005 shares issued and outstanding, respectively, as of December 31, 2022	20	20
Additional paid in capital	86,267	85,792
Treasury stock, $0.001 par value, 23,000 shares at both June 30, 2023 and December 31, 2022	(248)	(248)
Retained earnings	68,660	56,118
Total Karat Packaging Inc. stockholders’ equity	154,699	141,682
Noncontrolling interest	10,607	10,251
Total stockholders’ equity	165,306	151,933
Total liabilities and stockholders’ equity	$286,925	$252,175

KARAT PACKAGING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities
Net income	$19,863	$15,143
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization (including $607 and $606 associated with variable interest entity for the six months ended June 30, 2023 and 2022, respectively)	5,350	5,148
Adjustments to allowance for doubtful accounts	(843)	1,151
Adjustments to inventory reserve	(408)	513
Write-off of inventory	2,944	—
Impairment of deposits	523	—
Loss (gain) on disposal of machinery and equipment	2,018	(17)
Change in fair value of interest rate swap (including $0 and $2,159 associated with variable interest entity for the six months ended June 30, 2023 and 2022, respectively)	—	(2,159)
Amortization of loan fees (including $31 and $18 associated with variable interest entity for the six months ended June 30, 2023 and 2022, respectively)	40	18
Stock-based compensation	493	1,176
Amortization of operating right-of-use assets	2,281	1,790
(Increase) decrease in operating assets
Accounts receivable (including $3 and $18 associated with variable interest entity for the six months ended June 30, 2023 and 2022, respectively)	(2,061)	(6,848)
Inventories	(7,625)	(27,516)
Prepaid expenses and other current assets (including $9 and $115 associated with variable interest entity for the six months ended June 30, 2023 and 2022, respectively)	478	(1,697)
Other assets (including $21 and $28 associated with variable interest entity for the six months ended June 30, 2023 and 2022, respectively)	(36)	(76)
Increase (decrease) in operating liabilities
Accounts payable (including $1 and $493 associated with variable interest entity for the six months ended June 30, 2023 and 2022, respectively)	4,006	4,855
Accrued expenses (including $336 and $706 associated with variable interest entity for the six months ended June 30, 2023 and 2022, respectively)	(1,059)	552
Related party payable	2,187	1,201
Income taxes payable	5,105	(85)
Customer deposits (including $49 and $7 associated with variable interest entity for the six months ended June 30, 2023 and 2022, respectively)	(302)	404
Operating lease liability	(2,205)	(1,790)
Other liabilities (including $0 and $493 associated with variable interest entity for the six months ended June 30, 2023 and 2022, respectively)	172	9
Other payables	132	482
Net cash provided by (used in) operating activities	$31,053	$(7,746)

	Six Months Ended June 30,
	2023	2022
Cash flows from investing activities
Purchases of property and equipment	(1,816)	(1,615)
Proceeds from disposal of property and equipment	28	35
Payments for costs incurred from sale of machinery and equipment	(209)	—
Deposits paid for joint venture investment	(2,900)	(4,000)
Deposits refunded from joint venture investment	6,900	—
Deposit refund from cancelled property and equipment purchase	503	—
Deposits paid for property and equipment	(3,823)	(7,596)
Proceeds from settlement of interest rate swap (including $0 and $825 associated with variable interest entity for the six months ended June 30, 2023 and 2022, respectively)	—	825
Purchase of short-term investments (including $8,000 and $0 associated with variable interest entity for the six months ended June 30, 2023 and 2022, respectively)	(28,000)	—
Net cash used in investing activities	$(29,317)	$(12,351)
Cash flows from financing activities
Proceeds from line of credit	—	20,100
Payments on line of credit	—	(8,500)
Proceeds from long-term debt (including $8,000 and $27,477 associated with variable interest entity for the six months ended June 30, 2023 and 2022, respectively)	8,000	27,477
Payments for lender fees	(61)	—
Payments on long-term debt (including $476 and $21,139 associated with variable interest entity for the six months ended June 30, 2023 and 2022, respectively)	(476)	(21,139)
Tax withholding on vesting of restricted stock units	(18)	—
Proceeds from exercise of common stock options	—	51
Dividends paid to shareholders	(6,965)	—
Payments of noncontrolling interest tax withholding (including $0 and $874 associated with variable interest entity for the six months ended June 30, 2023 and 2022, respectively)	—	(874)
Net cash provided by financing activities	$480	$17,115
Net increase (decrease) in cash and cash equivalents	2,216	(2,982)
Cash and cash equivalents
Beginning of period	$16,041	$6,483
End of period	$18,257	$3,501
Supplemental disclosures of non-cash investing and financing activities:
Transfers from deposit to property and equipment	$5,273	$5,107
Non-cash purchases of property and equipment	$819	$—
Supplemental disclosures of cash flow information:
Cash paid for income tax	$200	$5,830
Cash paid for interest	$1,026	$1,074

KARAT PACKAGING INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(in thousands, except per share amounts)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin:	Three Months Ended June 30,				Six Months Ended June 30,
	2023		2022		2023		2022
	Amounts	% of net sale	Amounts	% of net sale	Amounts	% of net sale	Amounts	% of net sale
Net income:	$10,677	9.8%	$7,200	6.3%	$19,863	9.7%	$15,143	6.9%
Add (deduct):
Interest income	(519)	(0.5)	(847)	(0.7)	(586)	(0.3)	(2,160)	(1.0)
Interest expense	573	0.5	610	0.5	980	0.5	1,083	0.5
Provision for income taxes	3,323	3.1	1,746	1.5	6,141	3.0	4,423	2.0
Depreciation and amortization	2,717	2.5	2,564	2.2	5,350	2.7	5,148	2.4
Stock-based compensation expense	216	0.2	565	0.5	493	0.2	1,176	0.5
Write-off of inventory (1)	1,710	1.6	—	—	1,710	0.8	—	—
Impairment expense and loss on disposal of machinery (1)	2,445	2.2	—	—	2,445	1.2	—	—
Adjusted EBITDA	$21,142	19.4%	$11,838	10.3%	$36,396	17.8%	$24,813	11.3%

Reconciliation of Adjusted Diluted Earnings Per Common Share	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Diluted earnings per common share:	$0.53	$0.32	$0.98	$0.65
Add (deduct):
Stock-based compensation expense	0.01	0.03	0.02	0.06
Write-off of inventory (1)	0.09	—	0.09	—
Impairment expense and loss on disposal of machinery (1)	0.12	—	0.12	—
Income tax impact of adjustments	(0.06)	(0.01)	(0.06)	(0.01)
Adjusted diluted earnings per common shares	$0.69	$0.34	$1.15	$0.70

Reconciliation of Adjusted EBITDA by Entity:	Three Months Ended June 30, 2023				Six Months Ended June 30, 2023
	Karat Packaging	Global Wells	Eliminations	Consolidated	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss):	$10,493	$203	$(19)	$10,677	$19,533	$412	$(82)	$19,863
Add:
Interest income	(336)	(183)	—	(519)	(387)	(216)	17	(586)
Interest expense	8	565	—	573	26	971	(17)	980
Provision for income taxes	3,323	—	—	3,323	6,141	—	—	6,141
Depreciation and amortization	2,413	304	—	2,717	4,743	607	—	5,350
Stock-based compensation expense	216	—	—	216	493	—	—	493
Write-off of inventory (1)	1,710	—	—	1,710	1,710	—	—	1,710
Impairment expense and loss on disposal of machinery (1)	2,445	—	—	2,445	2,445	—	—	2,445
Adjusted EBITDA	$20,272	$889	$(19)	$21,142	$34,704	$1,774	$(82)	$36,396

(1) The write-off of inventory and impairment expense and loss on disposal of machinery represent costs incurred in connection with the scaling back of production in certain locations. As part of the execution of this strategy, certain machinery and equipment was disposed of or impaired, and raw materials associated with those machinery and equipment were written-off.

Reconciliation of Adjusted EBITDA by Entity:	Three Months Ended June 30, 2022				Six Months Ended June 30, 2022
	Karat Packaging	Global Wells	Eliminations	Consolidated	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss):	$6,255	$990	$(45)	$7,200	$13,036	$2,465	$(358)	$15,143
Add (deduct)
Interest income	—	(874)	27	(847)	—	(2,187)	27	(2,160)
Interest expense	149	488	(27)	610	174	936	(27)	1,083
Provision for income taxes	1,746	—	—	1,746	4,423	—	—	4,423
Depreciation and amortization	2,261	303	—	2,564	4,541	607	—	5,148
Stock-based compensation expense	565	—	—	565	1,176	—	—	1,176
Adjusted EBITDA	$10,976	$907	$(45)	$11,838	$23,350	$1,821	$(358)	$24,813

Use of Non-GAAP Financial Measures

Karat utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:
•Adjusted EBITDA is calculated as net income before interest income and interest expense, provision for income taxes, depreciation and amortization, stock-based compensation expense, write-off of certain inventory items outside the normal course of business, and impairment expense and loss on disposal of machinery outside the normal course of business.
•Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net sales.
•Adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus the per share impact of stock-based compensation, write-off of certain inventory items outside the normal course of business, impairment expense and loss on disposal of machinery outside the normal course of business, and adjusted for the related tax effects of these adjustments.

We believe the above-mentioned non-GAAP measures, which are used by management to assess the core performance of Karat, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of Karat and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

KARAT PACKAGING INC. AND SUBSIDIARIES
NET SALES BY CATEGORY (UNAUDITED)
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in thousands)
National and regional chains	$23,827	$25,081	$45,195	$49,987
Distributors	62,590	66,399	117,237	125,523
Online	15,493	15,491	29,148	29,040
Retail	6,830	7,910	12,961	15,744
	$108,740	$114,881	$204,541	$220,294